EX 99.2

MFI Holding Corporation
Condensed Consolidated Financial Statements
Three-Month Periods Ended March 29, 2014 and March 30, 2013

EX 99.2

MFI Holding Corporation
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)

	March 29, 2014	December 28, 2013
Assets	(Unaudited)
Current Assets
Cash and equivalents	$42,289	$60,677
Accounts receivable, less allowances	169,419	170,935
Inventories	161,065	158,495
Prepaid expenses and other	15,173	14,200
Total Current Assets	387,946	404,307
Property, Plant and Equipment
Land	10,410	10,410
Buildings and improvements	137,782	138,010
Machinery and equipment	343,352	335,723
Total Property, Plant and Equipment	491,544	484,143
Less accumulated depreciation	229,803	215,941
Property, Plant and Equipment, net	261,741	268,202
Goodwill	830,947	831,171
Intangible assets, net	515,908	523,608
Deferred financing costs	34,565	36,732
Other assets	9,993	8,786
Total Assets	$2,041,100	$2,072,806
Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$4,436	$4,758
Accounts payable	93,112	103,365
Accrued liabilities
Compensation	14,244	15,899
Customer programs	37,891	38,388
Interest	16,873	33,244
Other	30,081	28,999
Total Current Liabilities	196,637	224,653
Long-term debt, less current maturities	1,439,558	1,440,187
Deferred income taxes	230,282	232,457
Other long-term liabilities	3,362	4,094
Commitments and contingencies	—	—
Shareholders’ Equity
Preferred stock, $0.01 par value, 50,000 shares authorized and no shares issued or Outstanding as of March 29, 2014 and December 28, 2013	—	—
Common stock, $0.01 par value, 450,000 shares authorized as of March 29, 2014 and December 28, 2013; 243,664.25 shares issued and outstanding as of March 29, 2014 and December 28, 2013	2	2
Additional paid-in capital	132,439	131,906
Retained earnings	37,697	40,156
Accumulated other comprehensive income (loss)	1,123	(649)
Total Shareholders’ Equity	171,261	171,415
Total Liabilities and Shareholders’ Equity	$2,041,100	$2,072,806
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

EX 99.2

MFI Holding Corporation
Condensed Consolidated Statements of Operations and
Comprehensive Income (Loss)
(Unaudited, in Thousands)
Three Months Ended March 29, 2014 and March 30, 2013

	Three Months Ended
	March 29, 2014	March 30, 2013
Net sales	$474,039	$484,271
Cost of sales	407,113	397,803
Gross profit	66,926	86,468
Selling, general and administrative expenses	42,451	42,528
Operating profit	24,475	43,940
Interest expense, net	27,391	28,020
Unrealized loss on currency transactions	541	377
(Loss) earnings before income taxes and equity in losses of unconsolidated subsidiary	(3,457)	15,543
Income tax (benefit) expense	(1,005)	4,913
Equity in losses of unconsolidated subsidiary	7	510
Net (loss) earnings	(2,459)	10,120
Other comprehensive income (loss)
Change in fair value of derivatives, net of tax	1,900	284
Foreign currency translation adjustment	(128)	(40)
Other comprehensive income (see Note 5)	1,772	244
Comprehensive (loss) income	$(687)	$10,364
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

EX 99.2

MFI Holding Corporation
Condensed Consolidated Statement of Shareholders’ Equity
(Unaudited, in Thousands)
Three Months Ended March 29, 2014

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance at December 28, 2013	$2	$131,906	$40,156	$(649)	$171,415
Stock option compensation	—	533	—	—	533
Net loss	—	—	(2,459)	—	(2,459)
Other comprehensive income, net of tax	—	—	—	1,772	1,772
Balance at March 29, 2014	$2	$132,439	$37,697	$1,123	$171,261
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

EX 99.2

MFI Holding Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited, in Thousands)
Three Months Ended March 29, 2014 and March 30, 2013

	2014	2013
Cash flows from operating activities
Net (loss) earnings	$(2,459)	$10,120
Adjustments to reconcile net (loss) earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	14,943	15,040
Amortization of intangibles	7,700	7,700
Amortization of deferred financing costs	2,213	2,337
Amortization of original issue discount on long-term debt	551	600
Deferred income taxes	(840)	(5,387)
Non-cash stock option compensation	533	535
Changes in operating assets and liabilities:
Accounts receivable	1,387	(6,407)
Inventories	(2,818)	(11,669)
Prepaid expenses, income taxes and other	(2,199)	(44)
Accounts payable	(10,013)	(11,009)
Accrued liabilities	(15,217)	2,233
Net cash (used in) provided by operating activities	(6,219)	4,049
Cash flows from investing activities
Capital expenditures	(8,779)	(5,071)
Other assets	(2,000)	—
Net cash used in investing activities	(10,779)	(5,071)
Cash flows from financing activities
Payments on long-term debt	(1,349)	(12,346)
Deferred financing costs	(43)	(49)
Net cash used in financing activities	(1,392)	(12,395)
Effect of exchange rate changes on cash	2	7
Net decrease in cash and equivalents	(18,388)	(13,410)
Cash and equivalents at beginning of period	60,677	43,274
Cash and equivalents at end of period	$42,289	$29,864
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

EX 99.2

MFI Holding Corporation
Notes to Condensed Consolidated Financial Statements
(Unaudited)
Three Months Ended March 29, 2014 and March 30, 2013
1. General
Basis of Presentation
The accompanying condensed consolidated financial statements have been prepared in accordance with Regulation S-X of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading.
The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.
We utilize a 52/53 week fiscal year ending on the Saturday nearest to December 31 each year. The three-month periods ended March 29, 2014 and March 30, 2013 were 13-week periods.
In the opinion of management, the unaudited financial statements contain all adjustments necessary to present fairly the results of operations for the periods indicated and are of normal, recurring nature. Our results of operations and cash flows for the three-month periods ended March 29, 2014 and March 30, 2013 are not necessarily indicative of the results expected for the full year, primarily due to the impacts of seasonality on our fourth quarter resulting from increased holiday demand.
Recently Adopted Accounting Pronouncements
In March 2013, the Financial Accounting Standards Board (FASB) updated the guidance for a parent’s accounting of the cumulative translation adjustment (CTA) account related to foreign subsidiaries or investment in foreign entities. The update specifies that a company’s CTA should be released into earnings when an entity ceases to have a controlling financial interest in a subsidiary or investment, for example, if a sale or transfer results in the complete or substantially complete liquidation of the foreign entity. The adoption of this guidance did not have a material impact on our financial position, results of operations or cash flows.
In July 2013, the FASB updated the income taxes guidance for presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The guidance requires an unrecognized tax benefit, or a portion of, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. To the extent the deferred tax asset is not available at the reporting date to settle any additional income taxes that would result from the disallowance of a tax position; the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with the deferred tax asset. The adoption of this guidance did not have a material impact on our financial position, results of operations or cash flows.
There were no other accounting pronouncements adopted or issued during the period ended March 29, 2014 that had or are expected to have a material impact on our financial position, operating results or disclosures.
Currency Translation
Our Egg Products Division includes a subsidiary in Canada (MFI Food Canada Ltd.). Its financial statements are included in our consolidated financial statements. The financial statements for the Canadian entity are measured in the local currency and then translated into U.S. dollars. The balance sheet accounts, with the exception of retained earnings accounts, are translated using the current exchange rate at the balance sheet date and the operating results are translated using the average rates prevailing throughout the reporting period. The retained earnings equity accounts are translated at historical average rates. Accumulated translation gains

EX 99.2

or losses are recorded in accumulated other comprehensive income or (loss) (AOCI or AOCL) and are included as a component of comprehensive income. Transactional gains and losses are reported in the consolidated statement of operations and comprehensive income (loss). Michael Foods, Inc., a wholly-owned subsidiary of the Company, holds a Canadian dollar-denominated note receivable from the Canadian subsidiary. As a result, we record the exchange-rate impact on that note as a component of earnings in the period of change.
Joint Venture
As of March 29, 2014, we have invested $2 million, our 50% share of the capital funding of a joint venture, in MFOSI, LLC, a Delaware LLC (MFOSI). MFOSI owns 100% of its subsidiary, Lang Fang MK Food Company Ltd., a Chinese egg products company. At March 29, 2014, Lang Fang MK Food Company Ltd. had $2.2 million outstanding under its credit facility, for which we have guaranteed our portion, $1.1 million, which is recorded as part of long-term debt. In March 2014, we canceled a standby letter of credit guaranteeing the Lang Fang MK Food Company Ltd. line of credit and transferred $2 million to a restricted deposit account, classified as restricted cash in “long-term other assets.” We account for the joint venture under the equity method of accounting. Lang Fang MK Food Company Ltd. has ceased operations.

2. Inventories
Inventories, other than flocks, are stated at the lower of cost (determined on a first-in, first-out basis) or market. Flock inventory represents the cost of purchasing and raising flocks to laying maturity. The costs included in our flock inventory include the costs of the chicks, the feed fed to the birds, and the labor and overhead costs incurred to operate the pullet facilities until the birds are transferred into the laying facilities, at which time their cost is amortized to operations, as cost of goods sold, over their expected useful lives of one to two years.
Inventories consisted of the following as of the periods ended (in thousands):

	March 29, 2014	December 28, 2013
Raw materials and supplies	$29,716	$25,869
Work in process and finished goods	99,683	101,895
Flocks	31,666	30,731
Total inventories	$161,065	$158,495

3. Commitments and Contingencies
Legal Matters
Antitrust claims: In late 2008 and early 2009, some 22 class-action lawsuits were filed in various federal courts against Michael Foods, Inc. and approximately 20 other defendants (producers of shell eggs, manufacturers of processed egg products, and egg industry organizations), alleging violations of federal and state antitrust laws in connection with the production and sale of shell eggs and egg products, and seeking unspecified damages. Plaintiffs seek to represent nationwide classes of direct and indirect purchasers, and allege that defendants conspired to reduce the supply of eggs by participating in animal husbandry, egg-export and other programs of various egg-industry associations. In December 2008, the Judicial Panel on Multidistrict Litigation ordered the transfer of all cases to the Eastern District of Pennsylvania for coordinated and/or consolidated pretrial proceedings. Between late 2010 and early 2012, a number of companies, each of which would be part of the purported class in the antitrust action, brought separate actions against defendants. These “tag-along” cases, brought primarily by various grocery chains and food companies, assert essentially the same allegations as in the main action. All but one of the tag-along cases were either filed in or transferred to the Eastern District of Pennsylvania where they are being treated as related to the main action; discovery is underway in these matters. The one tag-along case where pretrial proceedings are not under the jurisdiction of the Eastern District of Pennsylvania was brought by a retail grocery chain in Kansas state court under Kansas law. Claims against Michael Foods, Inc. in that particular matter were resolved through a confidential settlement agreement on April 11, 2013.
Michael Foods, Inc. received a Civil Investigative Demand (CID) issued by the Florida Attorney General on November 17, 2008, regarding an investigation of possible anticompetitive activities “relating to the production and sale of eggs or egg products.”

EX 99.2

The CID requested information and documents related to the pricing and supply of shell eggs and egg products, as well as Michael Foods, Inc.’s participation in various programs of United Egg Producers. Michael Foods, Inc. has fully cooperated with the Florida Attorney General’s Office to date. Further compliance is suspended pending discovery in the civil antitrust litigation referenced above.
Lawsuit against the City of Elizabeth and Liberty Water Co.: On January 28, 2010, our subsidiary Papetti’s Hygrade Egg Products, Inc. commenced suit in New Jersey Superior Court against the City of Elizabeth, N.J. and Liberty Water Company. The suit alleges that City sewer charges, which are billed by Liberty Water, are arbitrary and inequitable. Papetti’s seeks a declaration that its sewer bills have been inaccurate at least since 2002, and seeks invalidation of certain sewer-related charges and surcharges. In responding to the suit, the City of Elizabeth counterclaimed on May 7, 2010 that Papetti’s “has not been charged the full and proper amount of sewage charges due to billing mistakes of Defendant Liberty Water Company,” but did not allege any undercharged amount. On June 1, 2011, Liberty Water gave notice of its belief that since 2004, it underbilled Papetti’s by some $6.5 million. In November of 2011, Liberty Water issued invoices totaling $6.2 million to Papetti’s in connection with the alleged underbilling. We did not record a liability for the alleged underbilling as we believe there is no merit in this claim. During mediation on January 13, 2014, the parties agreed in principle to the terms of a settlement agreement that resolves all claims alleged by all parties. The settlement agreement has been signed by all parties, but must be approved by the Elizabeth City Council before it can become effective; the settlement agreement is scheduled to be presented to the city council on May 13, 2014. The amount accrued related to this matter is adequate to cover the settlement. Due to the uncertainty of approval and certain provisions in the settlement agreement, we have not recorded the settlement at this time.
We do not believe it is possible to estimate any further possible loss in connection with these litigated matters. Accordingly, we cannot predict what impact, if any, these matters and any results from such matters could have on our future results of operations.
Other: In addition, we are from time to time party to litigation, administrative proceedings and union grievances that arise in the ordinary course of business, and occasionally pay non-material amounts to resolve claims and alleged violations of regulatory requirements. There are no pending “ordinary course” matters that, separately or in the aggregate, would, in the opinion of management, have a material adverse effect on our operations, financial condition or cash flow.

4. Hedging and Derivatives
Accounting for Hedging Activities
Certain of our operating segments enter into derivative instruments, such as corn and soybean meal futures, which we believe provide an economic hedge on future transactions and are designated as cash flow hedges. As the commodities being hedged are grain ingredients fed to our flocks, the changes in the market value of such contracts have historically been, and are expected to continue to be, highly effective at offsetting changes in price movements of these items.
We actively monitor exposure to commodity price risks and use derivative commodity instruments to manage the impact of certain of these risks. We use derivatives, primarily futures contracts, only for the purpose of managing risks associated with underlying commodity exposures. Our futures contracts for grains are cash flow hedges of firm purchase commitments and anticipated production requirements, as they reduce our exposure to changes in the cash price of the respective items and generally extend for less than one year. We expect that within the next twelve months we will reclassify, as earnings or losses, substantially all of the amount recorded in accumulated other comprehensive income (loss).
In addition, we use derivative instruments to mitigate some of the risk associated with our foreign currency sales transactions, energy-related needs and interest costs. We do not treat those futures contracts as hedging instruments and, therefore, record the gains or losses related to them as a component of earnings in the period of change. We do not trade or use instruments with the objective of earning financial gains on the commodity price, nor do we use instruments where there is no underlying exposure. All derivatives are recognized at their fair value.
For derivative instruments designated and qualifying as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of AOCI or AOCL in the equity section of our balance sheet and an associated amount is recorded in “prepaid expenses and other” current assets. The amounts carried in cash, when appropriate, represent the fair value of our positions in excess of the margin requirements. We offset certain derivative asset and liability amounts where a legal right of offset exists. The amounts deferred are subsequently recognized in cost of sales when the associated products are sold. The cost or benefit of contracts closed prior to the execution of the underlying purchase is deferred until the anticipated purchase occurs.

EX 99.2

As a result of the volatility of the markets, deferred gains and losses in AOCI or AOCL may fluctuate until the related contract is closed. Gains and losses on the derivative representing hedge ineffectiveness are recognized in current earnings. We do not exclude any items from our assessment of ineffectiveness.
We had the following outstanding commodity-forward contracts for hedging of forecasted purchases of corn, as of the periods ended (in thousands):

	Corn Volume (in bushels)
	March 29, 2014	December 28, 2013
Commodity Contracts	1,935	3,045
We had the following outstanding commodity-forward contracts for hedging of forecasted purchases of soybean meal, as of the periods ended (in thousands):

	Soybean Meal Volume (in tons)
	March 29, 2014	December 28, 2013
Commodity Contracts	33	29
Information on location and amounts of derivative fair values in the consolidated balance sheets is presented below, as of the periods ended (in thousands):

		Fair Value
	Location on Condensed Consolidated Balance Sheets	March 29, 2014		December 28, 2013
		Asset	Liability	Asset	Liability
Derivatives designated as hedging instruments:
Commodity contracts - Grain (1)	Prepaid expenses and other	$1,822	$(63)	$629	$(793)
Derivatives not designated as hedging instruments:
Commodity contracts - Energy	Prepaid expenses and other	—	—	101	—
Currency exchange contracts	Prepaid expenses and other	—	(82)	—	(121)
Interest rate swap contracts	Other accrued liabilities and
	other long-term liabilities	—	(4,554)	—	(5,452)

(1)
Amounts represent the gross fair value of derivative assets and liabilities. We net the derivative assets and liabilities for each of our hedging programs, including cash collateral, when a master netting arrangement exists between us and the counterparty to the derivative contract. The amount or timing of cash collateral balances may impact the classification of the derivative in the consolidated balance sheets. The gross fair value of the commodity grain contracts is exclusive of cash collateral receivable of $1,365 and $928 as of March 29, 2014 and December 28, 2013.

The following table represents the effect of derivative instruments in cash flow hedging relationships on our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss), net of tax for the three-month periods ended March 29, 2014 and March 30, 2013 (in thousands):

		Gain (Loss)		Gain (Loss)		Gain (Loss)
		Recognized in		Reclassified from		Recognized in
	Location on	AOCI on Derivative		AOCI into Earnings		Earnings on Derivative (1)
	Condensed	(Effective Portion)		(Effective Portion)		(Ineffective Portion)
	Consolidated	Three Months Ended		Three Months Ended		Three Months Ended
	Statements of	March 29,	March 30,	March 29,	March 30,	March 29,	March 30,
	Operations	2014	2013	2014	2013	2014	2013
Commodity contracts - Grain	Cost of sales	$1,959	$(687)	$59	$(971)	$(64)	$(151)

(1)	There were no gains or losses resulting from the discontinuance of cash flow hedges during the three-month periods ended March 29, 2014 and March 30, 2013.

EX 99.2

The following table represents the effect of derivative instruments not designated as hedging instruments on our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the three-month periods ended March 29, 2014 and March 30, 2013 (in thousands):

		Gain (Loss)
		Recognized in
		Earnings on Derivative
	Location on	Three Months Ended
	Condensed Consolidated	March 29,	March 30,
	Statements of Operations	2014	2013
Commodity contracts - Energy	Cost of sales	$(135)	$(143)
Foreign currency contracts	General and administrative expense	(11)	—
Interest rate swap contracts	Interest expense	(143)	(184)

5. Comprehensive Income
Accumulated Other Comprehensive Income (Loss)
Other comprehensive income (loss) is comprised of unrealized gains (losses) on cash flow hedges and foreign currency translation adjustments.
The components of accumulated other comprehensive income (loss), net of taxes, were as follows (in thousands):

	March 29,	December 28,
	2014	2013
Fair value of derivatives, net of tax	$1,776	$(124)
Foreign currency translation	(653)	(525)
Accumulated other comprehensive income (loss)	$1,123	$(649)

Changes in Other Comprehensive Income (Loss)
The following table summarizes the changes in accumulated balances of the components of other comprehensive income and the related tax effects for the three-month periods ended March 29, 2014 and March 30, 2013 (in thousands):

	Three Months Ended
	March 29,	March 30,
	2014	2013
Unrealized gain on cash flow hedges, before tax	$3,001	$451
Tax expense	1,101	167
Unrealized gain on cash flow hedges, net of tax	1,900	284
Foreign currency translation	(128)	(40)
Other comprehensive income	$1,772	$244

EX 99.2

Reclassifications out of Accumulated Other Comprehensive Income (Loss)
The following table summarizes the reclassification adjustments, net of tax, out of accumulated other comprehensive income (loss), by component, that were included in net earnings for the three-month periods ended March 29, 2014 and March 30, 2013 (in thousands):

	Three Months Ended		Location on Condensed Consolidated Statements of Operations
	March 29, 2014	March 30, 2013
Cash flow hedges, net of tax	$59	$(971)	Cost of sales

6. Fair Value Measurements
Financial Instruments and Fair Value Measurements
We are exposed to market risks from changes in commodity prices, which may adversely affect our operating results and financial position. When appropriate, we seek to minimize our risks from commodity price fluctuations through the use of derivative financial instruments, such as commodity purchase contracts, which are classified as derivatives, along with other instruments relating primarily to corn, soybean meal, cheese and energy-related needs. We estimate fair values based on exchange-quoted prices, adjusted as appropriate for differences in local markets. These differences are generally valued using inputs from broker or dealer quotations, or market transactions in either the listed or over-the-counter commodity markets. In such cases, these derivative contracts are classified within Level 2 of the fair value hierarchy. Changes in the fair values of these contracts are recognized in the consolidated financial statements as a component of cost of sales or other comprehensive income (loss). The hedging-related financial instruments measured at fair value on a recurring basis are included in current assets under “prepaid expenses and other.”
In addition, we seek to minimize our risks from interest rate fluctuations through the use of interest rate swap contracts. These instruments are valued using standard calculations and models with inputs other than quoted market prices provided by our banking partners. The fair value of instruments may be impacted by the Company’s nonperformance risk, which is estimated based upon the unsecured borrowing rates available to the Company. The borrowing rates available to the Company are considered a significant unobservable input used in the fair value measurement of such instruments. As such, the interest rate swap contracts are included in the Level 3 fair value measurements as of March 29, 2014 and December 28, 2013. A 1% change in the unobservable input would have an approximately $0.1 million effect on interest expense. Management has elected not to account for these instruments as designated hedges so changes in the fair values of these instruments are recognized in the consolidated financial statements as a component of interest expense. The interest rate swap contract liability is measured at fair value on a recurring basis and the current portion of the liability is included in “other accrued liabilities” and the long-term portion is included in “other long-term liabilities.”
The following table provides a reconciliation of the beginning and ending balances of items measured at fair value on a recurring basis that used Level 3, significant unobservable inputs (in thousands):

Interest Rate Swap Contracts
Balance at December 28, 2013	$5,452
Unrealized loss included in interest expense	143
Settlements	(1,041)
Balance at March 29, 2014	$4,554

EX 99.2

The following table sets forth our hedging-related financial assets and liabilities fair value measured on a recurring basis as of the periods ended March 29, 2014 and December 28, 2013 (in thousands):

	Fair Value Measurements As of March 29, 2014
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Assets at fair value:
Commodity contracts - Grain	$1,759	$—	$1,759	$—
Commodity contracts - Energy	—	—	—	—
Foreign currency contracts	—	—	—	—
Total assets at fair value	$1,759	$—	$1,759	$—
Liabilities at fair value:
Commodity contracts - Grain	$—	$—	$—	$—
Commodity contracts - Energy	—	—	—	—
Foreign currency contracts	82	—	82	—
Interest rate swap contracts	4,554	—	—	4,554
Total liabilities at fair value	$4,636	$—	$82	$4,554

	Fair Value Measurements As of December 28, 2013
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Assets at fair value:
Commodity contracts - Grain	$—	$—	$—	$—
Commodity contracts - Energy	101	—	101	—
Foreign currency contracts	—	—	—	—
Total assets at fair value	$101	$—	$101	$—
Liabilities at fair value:
Commodity contracts - Grain	$164	$—	$164	$—
Commodity contracts - Energy	—	—	—	—
Foreign currency contracts	121	—	121	—
Interest rate swap contracts	5,452	—	—	5,452
Total liabilities at fair value	$5,737	$—	$285	$5,452
The carrying amount of our debt (including current maturities) was $1.44 billion as of March 29, 2014 and $1.45 billion as of December 28, 2013. Based on current market rates provided primarily by various bank sources, the fair value of this debt at March 29, 2014 was estimated at $1.49 billion (level 2) and at December 28, 2013 was estimated at $1.49 billion (level 2). Our cash equivalents, accounts receivable, accounts payable and other liabilities’ carrying value approximate fair value.

EX 99.2

7. Business Segments
We are a diversified producer and distributor of food products in three segments - egg products, refrigerated potato products and cheese and other dairy case products. We produce and distribute egg products to the foodservice, retail and food ingredient markets. We process and distribute refrigerated potato products to the foodservice and retail grocery markets in North America. We market a broad line of refrigerated grocery products to U.S. retail grocery outlets, including branded and private-label cheese, bagels, butter, muffins and ethnic foods.
Certain financial information on operating segments is as follows (in thousands):

	Egg Products	Refrigerated Potato Products	Cheese & Other Dairy-Case Products	Corporate	Total
Three months ended March 29, 2014
External net sales	$349,104	$42,409	$82,526	$—	$474,039
Operating profit (loss)	23,857	3,016	1,174	(3,572)	24,475
Depreciation and amortization	18,042	2,859	1,742	—	22,643
Three months ended March 30, 2013
External net sales	345,321	41,846	97,104	—	484,271
Operating profit (loss)	34,960	5,259	7,193	(3,472)	43,940
Depreciation and amortization	18,090	2,885	1,764	1	22,740

8. Subsequent Events - Material Definitive Agreement
We entered into an Agreement and Plan of Merger (the Merger Agreement), dated as of April 16, 2014, by and among MFI Holding Corporation (us, we, our), Post Holdings, Inc., Acquisition Sub, Inc., a newly organized, wholly-owned subsidiary of Post Holdings, Inc. (Merger Sub), and GS Capital Partners VI Fund, L.P. as representative for the stockholders and optionholders of MFI Holding Corporation.
Under the terms of the Merger Agreement, Post Holdings, Inc. will acquire us for $2.45 billion in cash on a cash-free, debt-free basis, subject to working capital and other adjustments. In addition, Post Holdings, Inc. will make a payment of $50 million on the first anniversary of the closing date, which payment is intended to represent the parties’ estimate of the value of certain tax benefits that we are expected to realize from payments to be made by or on our behalf in connection with the transactions contemplated by the Merger Agreement.
Subject to the terms and conditions in the Merger Agreement, Merger Sub will merge with and into us (the Merger), with MFI Holding Corporation continuing as the surviving corporation as a wholly-owned subsidiary of Post Holdings, Inc.
At the effective time of the Merger, each share of common stock of MFI Holding Corporation issued and outstanding immediately prior to the effective time will be converted into a right to receive cash consideration in accordance with the terms of the Merger Agreement. The Merger is currently expected to close in the second quarter of 2014.